Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Acquires the Sofitel Philadelphia Hotel
     Bethesda, MD, December 3, 2010 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired the Sofitel Philadelphia Hotel for $87.0 million. The 306-room, upper-upscale, full-service, Center City hotel features over 15,000 square feet of meeting space in a historic building that once housed the Philadelphia Stock Exchange. The property will continue to be managed by Sofitel (Accor SA). The transaction includes the assumption of a $56.1 million secured loan, with the remaining proceeds funded by the Company with available cash.
     “We are thrilled to acquire the Sofitel Philadelphia Hotel,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “The hotel is well located in the center of Philadelphia’s financial district and within close proximity to many of the city’s historic landmarks. In addition, the Sofitel Philadelphia Hotel is just steps away from the Philadelphia Convention Center, which is completing an expansion that will double its size. These demand drivers combine to provide the hotel with a diversified mix of corporate, convention and leisure travelers, which we expect will continue to strengthen in-line with the economic and lodging recovery which is underway in Philadelphia.”
     “The Sofitel team is delighted at the opportunity to work with Pebblebrook Hotel Trust,” said Robert Gaymer Jones, Chief Operating Officer Sofitel Hotels Worldwide. “We are very proud to manage the Philadelphia Sofitel Hotel and look forward to continued success with this beautiful property. The hotel is a landmark in the city and perfectly reflects our new position in the deluxe sector, specifically with its French Elegance and Art de Vivre.”
     The Sofitel Philadelphia Hotel is located in the heart of downtown Philadelphia, Pennsylvania, just two blocks from historic Rittenhouse Square and a block from both the chic Walnut Street retail corridor and Liberty Place. Philadelphia is a historic city that once served as the nation’s capital and is the sixth largest city in the United States. The city offers an extraordinary array of entertainment, sporting, dining and cultural activities and has long been a favorite destination of leisure travelers, offering attractions that include the Liberty Bell, Independence Hall, Franklin Institute of Science, National Constitution Center, Philadelphia Museum of Art and the Philadelphia Zoo. In addition to the strong collection of leisure attractions, the city has an enviable mix of high-level educational institutions that are headlined by the University of Pennsylvania, Temple University, Villanova University and Drexel University. Philadelphia is also home to an impressive assortment of regional, national and global corporations that include CIGNA, Comcast, Colonial Penn, Aramark , GlaxoSmithKline, Lincoln Financial and Sunoco.
     Philadelphia has experienced considerable growth in the lodging market in recent years, with substantial increases to RevPAR over the past decade. This trend is expected to continue with the expansion of the Philadelphia Convention Center. The convention center, which is increasing its space by over 50%, is expected to be complete in the first half of 2011. Following the expansion, the convention center is planned to house approximately one million square feet of saleable space, the largest contiguous exhibit space in the Northeast and the largest convention center ballroom on the East Coast. This is estimated to result in an eight percent increase in room night demand throughout the Philadelphia Center City area.
     Converted to a hotel in 2000, the Sofitel Philadelphia Hotel is a high-style property located within two blocks of one of Philadelphia’s most historic areas, Rittenhouse Square. The property consists of 306 elegantly appointed guestrooms, including 68 suites, and places an emphasis on comfort through the inclusion of four-fixture equipped bathrooms with French bath amenities and contemporary French-American design. The property was originally constructed in 1964 and housed the Philadelphia Stock Exchange during the late 1960s. Along with its conversion to a hotel, the building was expanded through the construction of an additional tower which connected seamlessly on all floors. The hotel includes two floors of event space totaling approximately 15,000 square feet, and the property offers on-site underground parking, a well equipped fitness center, a breakfast-only restaurant and the newly renovated bar/lounge Liberté, which serves cocktails, hors d’oeuvres and light dinner fare.
     In 2009, the Sofitel Philadelphia Hotel operated at approximately 77% occupancy, with an average daily rate of approximately $169. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $4.7 to $5.3 million and net operating income after capital reserves of approximately $3.8 to $4.4 million.
     The hotel will continue to be managed by Sofitel (Accor SA), which has managed the property since 2000.
     “We are pleased to establish a new relationship with Accor and the Sofitel brand. They have exhibited strong success in the Philadelphia market and have a great reputation of offering a unique hotel experience, blending French elegance with American style,” continued Mr. Bortz. “This is a tremendous opportunity to launch a relationship with an operator that has demonstrated a strong track record in offering high levels of service and value to group, corporate and transient customers alike.”
     The Company expects to incur approximately $1.2 million of costs related to the acquisition of this hotel that will be expensed as incurred.
     The $56.1 million secured loan that is being assumed in connection with the acquisition is a non-recourse, interest-only loan, subject to a floating interest rate based on the 30-day LIBOR rate plus 1.3%. Based on the current 30-day LIBOR rate, the interest rate on the loan is currently 1.56%. The loan matures in February 2012.
     The Sofitel Philadelphia Hotel marks the eighth acquisition for the Company since completing its initial public offering in December 2009.
     The Company has previously announced an executed agreement to purchase one additional hotel:
     • $84 million for a hotel in the San Francisco/ Oakland / San Jose region.
     Closing for the property is expected to occur within 90 days from the filing date of the corresponding Current Report on Form 8-K. However, because this acquisition is subject to customary closing requirements, conditions and due diligence, the Company can give no assurance that the transaction will be consummated during that time period, or at all.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns eight hotels, with a total of 2,300 guest rooms.
Click here to visit the Pebblebrook Hotel Trust website

About Sofitel
Sofitel, World Class Hotels & French Elegance
Sofitel is the only French luxury hotel brand with a presence on five continents with 130 addresses, in almost 40 countries (with more than 30,000 rooms). Sofitel offers contemporary hotels and resorts adapted to today’s more demanding, more versatile consumer who expect and appreciate beauty, quality and excellence. Whether situated in the heart of a major city like Paris, London, New York or Beijing, or nestled away in a country landscape in Morocco, Egypt, Fiji Islands or Thailand, each Sofitel property offers a genuine experience of the French “Art de Vivre”.
Click here to visit the Sofitel website
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected earnings, expenses and demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves, the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; projected completions of acquisitions; forecasts of the Company’s future economic performance and potential increases in average daily rate, occupancy and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Prospectus filed pursuant to Rule 424(b)(1) on July 23, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov.
     All information in this release is as of December 3, 2010. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Additional Contacts:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com
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Pebblebrook Hotel Trust
Sofitel Phildelphia Hotel
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High
Hotel net income	$2.3	to	$2.9

Adjustment:
Depreciation and amortization (1)	2.4		2.4

Hotel EBITDA	$4.7		$5.3

Adjustment:
Capital reserve	(0.9)		(0.9)

Hotel Net Operating Income	$3.8		$4.4

(1)	Depreciation and amortization has been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of Depreciation and Amortization and the resulting change may be material.
     This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.
     The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
     The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Hotel Operating Data
(In thousands)
(Unaudited)
Prior-Year Operating Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2009	2009	2009	2009	2009
Pro forma Occupancy	64.6%	74.5%	77.3%	68.8%	71.3%
Pro forma ADR	$184.24	$168.11	$161.76	$168.27	$170.02
Pro forma RevPAR	$118.96	$125.18	$124.98	$115.73	$121.22

Pro forma Hotel Revenues	$38,374	$41,154	$40,688	$40,494	$160,710
Pro forma Hotel EBITDA	6,467	10,739	10,049	9,816	37,071

	First Quarter	Second Quarter	Third Quarter
	2010	2010	2010
Pro forma Occupancy	67.9%	79.6%	78.5%
Pro forma ADR	$160.90	$168.30	$168.47
Pro forma RevPAR	$109.32	$133.92	$132.17

Pro forma Hotel Revenues	$35,955	$44,046	$43,023
Pro forma Hotel EBITDA	4,843	11,053	10,642
These historical hotel operating results include results from the hotels the Company owned as of December 3, 2010 including: Doubletree Bethesda, Sir Francis Drake, InterContinental Buckhead, Monaco Washington DC, Skamania Lodge, Sheraton Delfina Santa Monica and Sofitel Philadelphia. This schedule excludes The Grand Hotel Minneapolis. These historical operating results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after it has owned the hotel for one year.
These are not audited financials and have been presented only for comparison purposes.